EXHIBIT 99.1

Investor Contact:
Doug Farrell
Vice President of Investor Relations
408-731-5285

Affymetrix Announces Preliminary Revenue for Second Quarter 2010

Santa Clara, Calif., July 7, 2010 - Affymetrix, Inc. (Nasdaq: AFFX) today reported that based on preliminary financial data, the Company expects total revenue for the second quarter of 2010 to be in the range of $71-72 million, as compared to the Company’s previous guidance in the range of $80-82 million. The company expects product revenue for the second quarter of 2010 to be approximately $65-66 million, including instrument sales of approximately $4-5 million and consumable sales of approximately $60-61 million.

The primary factors that contributed to the lower than expected second quarter revenue include:

•	Delayed and lengthened capital equipment purchase cycles by academic research customers, particularly in Europe;
•	Increased sales of DNA products offset by declines in RNA sales that were related to the integration of recent acquisitions and the realignment of sales territories; as well as
•	Material deterioration in both the Euro and British Pound of $1 million in aggregate since the Company provided second quarter guidance on April 21, 2010.

“When the Company previously issued guidance for the second quarter of 2010, we anticipated that growth in product sales would offset an expected decline in services revenue as compared to the second quarter of 2009,” stated Kevin M. King, president and CEO. “However, instrument adoption was slower than anticipated, principally due to reduced foreign academic research spending. In Europe, we believe our business was impacted by governmental actions taken to address high levels of debt and weakening currencies.”

“Despite the challenges we experienced in the second quarter, we are confident our business is moving in the right direction and we are focused on growing the business beyond the basic research market,” continued King.

Tim Barabe, executive vice president and CFO, said, “We continue to make good progress in reducing our operating expenses and we expect to be cash-flow positive on an operating basis in each quarter of fiscal year 2010.  In addition, we have a strong balance sheet and expect to report about $100 million in net cash as of June 30, 2010.”

The Company noted that it will not be providing updated revenue guidance for the remainder of 2010 due to uncertainty regarding academic research funding and foreign currency fluctuations.

The Company will provide further information when it reports second quarter 2010 results after the close of the market on Wednesday, July 21, 2010. Affymetrix’s management team will host a conference call on July 21, 2010 at 2:00 p.m. PT. A live webcast can be accessed by visiting the Investor Relations section of the Company's website at http://www.affymetrix.com. In addition, investors and other interested parties can listen by dialing domestic: (866) 500-AFFX, international: (706) 645-9291. The passcode for both replays is 85766840.

About Affymetrix

Affymetrix GeneChip® microarray technology is the industry-standard tool for analyzing complex genetic information. After inventing microarray technology in the late 1980s, Affymetrix scientists have been dedicated to developing innovative products that provide researchers with a more complete view of the genome. These products continue to accelerate genetic research and enable scientists to develop diagnostics and tailor treatments for individual patients by identifying and measuring the genetic information associated with complex diseases.

Today, Affymetrix technology is used by the world's top pharmaceutical, diagnostic and biotechnology companies, as well as leading academic, government and not-for-profit research institutes. More than 1,950 systems have been shipped around the world and more than 21,000 peer-reviewed papers have been published using the technology.

Affymetrix is headquartered in Santa Clara, Calif., and has manufacturing facilities in Cleveland, Ohio, and Singapore. The company has about 1,100 employees worldwide and maintains sales and distribution operations across Europe and Asia. For more information about Affymetrix, please visit: www.affymetrix.com.

Affymetrix has not filed the Form 10-Q for the second quarter of fiscal 2010. As a result, all financial results described in this press release should be considered preliminary, and are subject to change to reflect any necessary corrections or adjustments, or changes in accounting estimates, that are identified prior to the time the company is in a position to complete these filings.

All statements in this press release that are not historical are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding Affymetrix' "expectations," "beliefs," "hopes," "intentions," "strategies" or the like. Such statements are subject to risks and uncertainties that could cause actual results to differ materially for Affymetrix from those projected, including, but not limited to: risks related to the adoption of our new products, risks related to past and future acquisitions; risks of the company's ability to achieve and sustain higher levels of revenue, higher gross margins and reduced operating expenses; uncertainties relating to technological approaches, manufacturing and product development; risks that the actual results for the second quarter of 2010 will vary from the preliminary estimates reflected in this release; risks of personnel retention; uncertainties related to cost and pricing of Affymetrix products; dependence on collaborative partners; uncertainties relating to sole-source suppliers; uncertainties relating to FDA and other regulatory approvals; competition; risks relating to intellectual property of others and the uncertainties of patent protection and litigation. These and other risk factors are discussed in Affymetrix' Form 10-K for the year ended December 31, 2009, and other SEC reports, including its Quarterly Reports on Form 10-Q for subsequent quarterly periods. Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Affymetrix' expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.